Exhibit 14(b)



INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in the Registration Statement (Investment Company Act File No. 811-6669) on Form N-14 of Merrill Lynch Fundamental Growth Fund, Inc. of our report dated December 15, 2000 appearing in the October 31, 2000 Annual Report of Merrill Lynch Growth Fund, and to the references to us under the captions "COMPARISON OF THE FUNDS - Financial Highlights, Growth Fund" and "EXPERTS" appearing in the Proxy Statement and Prospectus, which is a part of this Registration Statement.


/s/ Deloitte & Touche LLP

New York, New York
July 19, 2001